Exhibit 10.31

FEDERAL HOME LOAN MORTGAGE CORPORATION
SEVERANCE PLAN

Restated and Amended Effective January 1, 1997

FEDERAL HOME LOAN MORTGAGE CORPORATION
SEVERANCE PLAN

WHEREAS, the Federal Home Loan Mortgage Corporation (“Corporation”) has established severance policies for the benefit of eligible employees, and

WHEREAS, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), requires that every “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) be established and maintained pursuant to a written instrument, and

WHEREAS, the Corporation became subject to ERISA effective with its first Board of Directors meeting as a private corporation on February 6, 1990, and

WHEREAS, the aforementioned policies provide for the payment of severance benefits and eligibility for such benefits, and

WHEREAS, the Corporation established the Federal Home Loan Mortgage Corporation Severance Plan on February 6, 1990, and

WHEREAS, the Corporation amended and restated the Federal Home Loan Mortgage Corporation Severance Plan effective November 1, 1991, and

WHEREAS the Corporation desires to amend and restate the Federal Home Loan Mortgage Corporation Severance Plan effective January 1, 1997, principally to clarify and update the Plan since its last restatement,

NOW, THEREFORE, the Federal Home Loan Mortgage Corporation Severance Plan is hereby amended and restated in its entirety as follows:

ARTICLE I
PURPOSE AND EFFECTIVE DATE

1.1.  Purpose.  This document together with Corporate Policy No. 3-254 and Corporate Policy No. 3-254.1 (each the “Policy” and together the “Policies”), as the same may be from time to time amended, which are incorporated herein by reference, constitute the Federal Home Loan Mortgage Corporation Severance Plan (“Plan”). The purpose of the Plan is to provide severance benefits to certain employees who are involuntarily terminated.

1.2.  Effective Date.  The Plan shall be effective as of February 6, 1990. The effective date of this restatement is January 1, 1997. Except as otherwise provided herein, a person who is not employed by the Company at any time after December 31, 1996 shall be entitled to benefits, if any, under the Plan based upon the provisions of the Plan in effect on or prior to that date.

ARTICLE II
GENERAL PROVISIONS

2.1 Plan Administration.  The Corporation shall be the Plan Administrator within the meaning of ERISA Section 3(16)(A) and shall be the “named fiduciary” as defined in ERISA Section 401(a)(2). The Plan Administrator shall have the exclusive right and discretionary authority to control and manage the operation and administration of the Plan, and to interpret the Plan’s provisions. The Plan Administrator’s exclusive responsibilities shall include (but not be limited to) the following: determining eligibility to participate in the Plan and the amount of benefits payable under the Plan (the President and/or CEO shall have the authority to determine the amount of benefits to be paid to officers, as described in Policy 254.1); interpreting the terms and provisions of the Plan and determining any and all questions arising under the Plan or in connection with the administration thereof, including the right to remedy or resolve possible ambiguities, inconsistencies or omissions; and making any finding of fact necessary or appropriate for any purpose under the plan. The findings of fact, determinations, interpretations and decisions of the Plan Administrator shall be conclusive and binding upon all person having or claiming to have any interest or right under the Plan.

2.2 Source of Funds.  The Corporation shall pay for the costs of the severance pay to the employees from its general assets. No contributions from employees shall be permitted. This Plan shall not be funded by any trust, asset reserve or other pool of assets set aside by the Corporation.

2.3 Eligibility and Benefits.  The employees or classes of employees of the Corporation eligible for coverage under the Plan, the effective dates upon which they become eligible, the conditions which they must satisfy to become eligible to receive severance pay, the benefits payable, and other provisions affecting the Plan are those set forth in the Policies. The applicable Policy shall be determined based on the eligible employee’s status (including his or her job title) on the date of termination of employment. The term “employee” as used in the Plan shall mean those individuals who are Regular Full-Time or Part-Time employees as defined in Corporate Policy No. 3-221, Employment Classifications Policy. The term “employee” as used herein shall not include individuals classified as (i) Co-Op, Work Study Students or Interns, (ii) Employment Agency Temporaries or (ii) Independent Contractors/ Consultants, all as defined in the Employment Classifications Policy. The term “employee” shall not include individuals who are retroactively classified as Regular Full-Time or Part-Time Employees with respect to such retroactive period of classification.

2.4 Claims Procedures.  In the event that an employee does not receive a Plan benefit that is claimed, the employee shall be entitled to consideration and review as provided in this Section 2.4. Such consideration and review shall be conducted in a manner designed to comply with Section 503 of ERISA. The Plan Administrator (or any designated delegate) shall act as Claims Administrator.

Upon receipt of any claim for benefits the Claims Administrator shall be notified and shall give due consideration to the claims presented. If the claim is denied to any extent by the Claims Administrator, the Claims Administrator shall furnish the employee with a written notice setting forth, in a manner calculated to be understood by the employee, (i) the reasons for the denial of the claim, (ii) references to the Plan provisions upon which the denial is based, (iii) a description of any additional materials or information necessary to complete the claim and why such materials or information are needed and (iv) the provisions of this Section 2.4.

The employee may request a review of a denial of severance pay by giving written notice to the Plan Administrator within sixty (60) days after receipt of notice of the claims denial. If the request for review is not made within sixty (60) days, then the employee will have waived his right to review. The employee may submit issues and comments in writing. In preparing for the appeal, the employee will be given an opportunity to review all pertinent documents. After consideration of the merits of the appeal, the Plan Administrator shall issue a final written decision within sixty (60) days from the date of receipt of the request for review. However, if the Plan Administrator decides in its discretion that additional time is necessary and so notifies the employee, then the time for rendering a decision shall be within one hundred twenty (120) days of the date of receipt of the request for review.

ARTICLE III
MISCELLANEOUS

3.1 Nonassignability.  Benefits under the Plan are not in any way subject to the debts or other obligations of the persons entitled thereto and may not voluntarily or involuntarily be sold, transferred or assigned.

3.2 No Vested Interest.  Except for the right to receive any benefit payable under the existing terms of the Plan after an eligible termination as described in the Policies, no person shall have any right, title or interest in or to the assets of the Corporation as a participant in the Plan. There is no vesting in, or accrual of, benefits under the Plan.

3.3 Employment Rights.  The terms of employment of any employee shall not be modified or in any way affected hereby.

3.4 Plan Descriptions.  The Summary Plan Descriptions for the Plan summarize the principal features of this Plan. However, all rights and obligations of the Corporation under the Plan are governed only by the terms of the Plan.

3.5 Availability of Documents and Records.  Copies of the Plan are available for inspection by any employee at the Corporation’s regional Human Resources offices or at the Benefits Unit of the Human Resources Department in McLean, Virginia.

3.6 Amendment and Termination.  The Plan may be amended in whole or in part, or terminated, at any time and from time to time by the Corporation. No such amendment, however, shall affect any severance pay benefit awarded to an eligible employee who severs prior to the effective date of the amendment or termination.

3.7 Duration of Benefits.  No award under the Plan will be extended beyond a period of time which will result in the Policies being considered pension plans under ERISA.

3.8 Gender and Number.  Words in the masculine gender include the feminine gender and the singular includes the plural, unless the context otherwise indicates.

3.9 Plan Year.  The Plan Year shall be the twelve (12) month period from January 1 to December 31.

3.10 Governing Law.  The provisions of this Plan shall be construed, administered and enforced in accordance with the laws of the Commonwealth of Virginia, except to the extent that they are preempted by Federal law, or as otherwise required by ERISA.

IN WITNESS WHEREOF, the Federal Home Loan Mortgage Corporation has caused this Plan to be executed by its duly authorized officer this 22nd day of December, 1997.

FEDERAL HOME LOAN MORTGAGE CORPORATION

By:	/s/ Leland C. Brendsel
Leland C. Brendsel
Chief Executive Officer

Attest:	/s/ Keith Earley
Assistant Secretary

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